Filed pursuant to Rule 424(b)(3)

Registration No. 333-291832

Prospectus Supplement No. 5

(To Prospectus dated December 11, 2025)

Jupiter Neurosciences, Inc.

This prospectus supplement updates, amends and supplements the prospectus dated December 11, 2025 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-291832) and is being filed to update, amend and supplement the information included in the Prospectus with information contained in our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission (the “SEC”) on June 5, 2026 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Shares of our common stock, par value $0.0001 per share (our “Common Stock”), are listed on The Nasdaq Stock Market, LLC under the symbol “JUNS.” On June 4, 2026, the closing price of our Common Stock was $ 0.2550 per share.

Investing in our securities involves risks that are described in the “Risk Factors” section of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or this prospectus supplement or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 5, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 2, 2026

Date of Report (Date of earliest event reported)

JUPITER NEUROSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41265	47-4828381
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 North US HWY 1, Suite 504, Jupiter, FL	33477
(Address of principal executive offices)	(Zip Code)

(561) 406-6154

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	JUNS	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers

The following sets forth certain compensatory arrangements entered into, adopted or modified by Jupiter Neurosciences, Inc. (the “Company”) during the period covered by this Current Report.

Alison Silva

On June 5, 2026, the Company entered into amendment No. 3 (the “Amendment”) to the employment agreement with Alison Silva, dated September 1, 2021, as amended. The Amendment appoints Ms. Silva as the Company’s Chief Operating Officer and President and increases Ms. Silva’s base salary to $340,200 from $315,000. In connection with the Amendment, on June 2, 2026, the board of directors of the Company (the “Board”), based on the recommendation of the compensation committee of the Board (the “Compensation Committee”), approved a one-time grant of options to purchase up to 600,000 shares of the Company’s common stock under the Jupiter Neurosciences, Inc. 2025 Equity Incentive Plan (the “Plan”) to Ms. Silva with an exercise price equal to the closing price of the Company’s common stock on the Nasdaq Capital Market on the date of grant to recognize her contributions to the Company. Such option grant vests over three years commencing from September 2, 2026 in equal quarterly installments, subject to the recipient’s continued service with the Company through each applicable vesting date.

The foregoing summary of the Amendment does not purport to be complete and is subject to, and qualified in its entirety, by the full text of the Amendment, a copy of which is attached to this Current Report as Exhibit 10.1.

Director Compensation

On June 2, 2026, the Compensation Committee approved a grant of stock options to each of the Company’s independent non-employee directors to purchase up to 100,000 shares of the Company’s common stock under the Plan, with an exercise price per share equal to the closing price of the Company’s common stock on the Nasdaq Capital Market on the date of grant. Such option grants vest over three years commencing from September 2, 2026 in equal quarterly installments, subject to the recipient’s continued service with the Company through each applicable vesting date.

Discretionary Bonus Options in Lieu of Cash and Long-Term Incentive Compensation

On June 2, 2026, the Board, based on the recommendation of the Compensation Committee, approved discretionary bonuses to the following executives in the form of stock options under the Plan in lieu of cash:

Executive	Title	Option Grant
Christer Rosén	Chairman of Board, Chief Executive Officer and Director	747,783
Alison Silva	Chief Operating Officer and President	427,304
Saleem Elmasri	Chief Financial Officer	325,565
Marshall Hayward, Ph.D.	Chief Scientific Officer and Director	259,231
Alexander Rosén	Chief Administrative Officer	341,843

In addition, the Board, based on the recommendation of the Compensation Committee, approved a one-time grant of options to purchase up to 200,000 shares of the Company’s common stock under the Plan to Mr. Elmasri with an exercise price equal to the closing price of the Company’s common stock on the Nasdaq Capital Market on the date of grant to recognize his contributions to the Company. Each such grant vests over three years commencing from September 2, 2026 in equal quarterly installments, subject to the recipient’s continued service with the Company through each applicable vesting date.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Amendment No. 3 to Executive Employment Agreement, dated as of June 5, 2026, between the Company and Alison Silva.

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JUPITER NEUROSCIENCES, INC.

Date: June 5, 2026	By:	/s/ Christer Rosén
	Name:	Christer Rosén
	Title:	Chief Executive Officer

Exhibit 10.1

Amendment No. 3 to Executive Employment Agreement

Dated as of June 5, 2026

This Amendment No. 3 to Executive Employment Agreement (this “Amendment”) dated as of the date first set forth above (the “Amendment Date”) is entered into by and between Jupiter Neurosciences, Inc., a Delaware corporation (the “Company”), and Alison Silva (the “Executive”). The Company and Executive may collectively be referred to as the “Parties” and each individually as a “Party”.

WHEREAS, the Parties are the parties to that certain Executive Employment Agreement, dated as of September 1, 2021 (the “Original Agreement”), as amended by that certain Amendment to Executive Employment Agreement dated as of September 29, 2021 (“Amendment No. 1”), and that certain Amendment to Executive Employment Agreement dated as of December 18, 2023 (“Amendment No. 2,” and together with the Original Agreement and Amendment No. 1, the “Agreement”), and now desire to further amend the Agreement as set forth herein and pursuant to Section 14 of the Original Agreement the Parties may amend the Agreement in writing;

NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	Defined Terms. Defined terms used herein without definition shall have the meanings given in the Original Agreement.

2.	Amendment.

(a)	Pursuant to Section 14 of the Original Agreement, Section 1(b) of the Original Agreement is hereby amended and restated to provide that the Executive shall serve as the Chief Operating Officer and President of the Company and shall report to the Chief Executive Officer of the Company. The Executive shall have such duties and responsibilities as are consistent with Executive’s position as Chief Operating Officer and President of the Company.

(b)	Effective as of the Amendment Date, Section 2(a) of the Original Agreement, as amended by Amendment No. 2, is hereby further amended to provide that the Executive’s annual Base Salary shall be $340,200 on an annual basis.

(c)	All references in the Original Agreement to ‘President and Chief Business Officer’ or ‘Chief Business Officer’ shall be deemed references to ‘Chief Operating Officer and President’ or ‘Chief Operating Officer,’ respectively.

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3.	Remainder in Force. Other than as amended herein, the Agreement shall remain in full force and effect until terminated in accordance with its terms. Any reference in the Original Agreement to the “Agreement” shall now be deemed a reference to the Original Agreement as amended by Amendment No. 1, Amendment No. 2 and this Amendment. For the avoidance of doubt, all restrictive covenants contained in the Original Agreement shall remain in full force and effect and shall apply to the Executive in her capacity as Chief Operating Officer and President.

4.	Miscellaneous.

(a)	The headings in this Amendment are for reference only and shall not affect the interpretation of this Amendment.

(b)	This Amendment and the rights and obligations of the Parties shall be governed by and construed and enforced in accordance with the laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction).

(c)	This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

(d)	The compensation and other terms set forth in this Amendment have been approved by the Board of Directors (or the Compensation Committee thereof) of the Company. Executive acknowledges that all compensation payable under the Agreement, as amended hereby, shall be subject to the Company’s compensation recovery (clawback) policy as in effect from time to time.

[Signatures appear on following page]

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed as of the Amendment Date.

Jupiter Neurosciences, Inc.

By:	/s/ Christer Rosén
Name:	Christer Rosén
Title:	Chief Executive Officer

Executive: Alison Silva

By:	/s/ Alison Silva
Name:	Alison Silva

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